Exhibit 99.1

                              For Immediate Release
                              ---------------------

           Balchem Corporation Announces Stock Split and Cash Dividend

New Hampton, New York. December 11, 2009. Balchem Corporation (NASDAQ: BCPC) today announced that its Board of Directors has voted to approve a 3-for-2 stock split, to be effected in the form of a stock dividend, and also a cash dividend of $0.11 per share. For purposes of the cash dividend, the number of outstanding shares of Common Stock to which it will apply will give effect to the stock dividend. Both dividends will be payable on January 20, 2010 to stockholders of record as of December 30, 2009.

Pursuant to the stock dividend, a stockholder will receive one additional share of Common Stock for every two shares of Balchem Common Stock held of record on December 30, 2009. Stockholders will also receive $0.11 per share of Common Stock on a post stock split basis. Stockholders entitled to fractional shares resulting from the stock dividend will receive cash in lieu of such fractional shares based upon the closing price of Balchem's Common Stock on the record date. The stock split, to be effected by means of the stock dividend, will increase the number of Common Shares outstanding from approximately 18,680,781 to 28,021,172 shares.

Dino A. Rossi, Chairman, President and CEO of Balchem, stated: "This action by the Board of Directors recognizes the company's quality financial performance and the Board's confidence in the management to continue delivering positive results. The cash dividend represents an increase of 50 percent over last year's dividend, rewarding our shareholders, while preserving the financial flexibility to explore growth opportunities. The stock dividend will improve the opportunity to add liquidity and appeal for our stock, providing enhanced value to Balchem shareholders."

Segment Information
Balchem Corporation consists of three business segments: ARC Specialty Products; Food, Pharma and Nutrition; and Animal Nutrition and Health. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The Food, Pharma and Nutrition segment provides proprietary microencapsulation, granulation and agglomeration solutions to a variety of applications in the human food, pharmaceutical and nutrition marketplaces. The Animal Nutrition and Health segment manufactures and supplies products to numerous animal health markets and certain derivative products into industrial applications.

Forward Looking Statements
This release contains forward-looking statements, which reflect Balchem's expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward looking statements will prove correct and various factors could cause results to differ materially from Balchem's expectations, including risks and factors identified in Balchem's annual report on Form 10-K for the year ended December 31, 2008. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

For More Information:
Karin McCaffery, Executive Administration Manager
Telephone:  845-326-5600
e-mail:  kmccaffery@balchem.com